As filed with the Securities and Exchange Commission on January 25, 2013

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEW JERSEY RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

New Jersey	22-2376465
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1415 Wyckoff Road

Wall, New Jersey 07719

(732) 938-1480

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Mariellen Dugan

Senior Vice President and General Counsel

New Jersey Resources Corporation

1415 Wyckoff Road

Wall, New Jersey 07719

(732) 938-1489

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David I. Meyers, Esq.

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $2.50 per share	2,000,000(1)	$41.36	$82,720,000	$11,283

(1)	In accordance with Rule 416(a), this Registration Statement will also cover any additional shares of Common Stock that become available under the Company’s Direct Stock Purchase and Dividend Reinvestment Plan by reason of any stock dividend, stock split or other similar transaction.
(2)	Estimated solely for the purpose of determining the registration fee, based upon the average of the high and low sale prices of the Registrant’s Common Stock as reported by the New York Stock Exchange on January 23, 2013, pursuant to Rule 457.
(3)	Pursuant to Rule 415(a)(6) and Rule 457(p), this Registration Statement includes 619,132 shares of Common Stock that were previously registered by the Registrant under Registration Statement No. 333-164573 on Form S-3 (the “Prior Registration Statement”) filed with the Commission on January 28, 2010, but that were unsold as of the date hereof. A registration fee of $1,623.36 was previously paid in connection with such unsold securities. Accordingly, the registration fee previously paid with respect to such unsold securities is being carried forward for application in connection with the offerings under this Registration Statement. The filing fee of $9,659.64 being paid herewith relates to the 1,380,868 newly registered shares of Common Stock. The offering of securities on the Prior Registration Statement will be deemed terminated as of the date hereof.

i

PROSPECTUS

NEW JERSEY RESOURCES CORPORATION

DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

2,000,000 SHARES OF COMMON STOCK

New Jersey Resources Corporation (the “Company” or “NJR”) is offering its common stock, par value $2.50 per share (the “Common Stock”), through the NJR Direct Stock Purchase and Dividend Reinvestment Plan, which we refer to as “NJR Direct” or the “Plan.” NJR Direct is a direct stock purchase and dividend reinvestment plan that provides new eligible investors the opportunity to make an initial investment in shares of Common Stock and for existing shareowners to invest in additional shares of Common Stock or reinvest all or some of their Common Stock cash dividends. This Plan amends and restates our existing NJR Automatic Dividend Reinvestment Plan. Current participants in the NJR Automatic Dividend Reinvestment Plan will automatically continue to participate in the Plan.

As a participant in NJR Direct you can:

•	purchase our Common Stock in a convenient manner without incurring brokerage commissions or transaction/processing fees,

•	build your investment over time, starting with as little as $100,

•	increase your holdings in NJR by reinvesting all or some of your cash dividends in our Common Stock,

•	purchase our Common Stock at up to a 3% discount if we, in our sole discretion, determine to provide newly issued or treasury shares of Common Stock for purchase at a discount,

•	invest automatically with optional withdrawals from your bank account; and

•	benefit from maintenance of shares of Common Stock in book-entry form and detailed recordkeeping and reporting, provided at no charge to you.

You do not have to be a current shareowner of NJR to participate in the Plan. You can purchase your first shares of Common Stock through NJR Direct by making an initial investment of not less than $100 and not more than $100,000. In certain circumstances, we may permit greater investments.

Eligible employees of the Company and its direct and indirect subsidiaries may also participate in the Plan through automatic payroll deductions.

This prospectus describes and constitutes NJR Direct. This prospectus relates to 2,000,000 shares of Common Stock offered for purchase under NJR Direct. Our Common Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “NJR.” On January 23, 2013, the closing price of our Common Stock was $41.20 per share.

Please read this prospectus carefully and keep it for future reference. If you have any questions about NJR Direct, please call the Plan Administrator, Wells Fargo Shareowner Services (a division of Wells Fargo Bank, N.A.), at 1-800-817-3955 between 8:00 a.m. and 8:00 p.m., Eastern Time, on any business day.

Investing in our Common Stock involves risks. Before buying our Common Stock, you should read carefully the Risk Factors described on page 4 of this prospectus and in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2012, as well as the risks discussed in this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 25, 2013.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission”) relating to the shares of Common Stock offered under the Plan. This prospectus does not include all of the information in the registration statement. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about New Jersey Resources Corporation, the Plan, and the securities offered. The registration statement can be read at the Commission web site or at the Commission office mentioned under the heading “Where You Can Find More Information.”

This document supersedes all prior Plan prospectuses and Plan prospectus supplements.

When acquiring any shares of Common Stock discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any document incorporated by reference is accurate and complete as of any date other than the date on the front cover page of those documents. Unless otherwise mentioned or unless the context requires otherwise, (i) all references in this prospectus to “New Jersey Resources,” “NJR,” “we,” “us,” “our” or similar references mean New Jersey Resources Corporation and its subsidiaries, and (ii) all references in this prospectus to “stock,” “our stock,” “NJR stock,” “your stock,” or “shares of Common Stock,” refer to our Common Stock.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Commission. You may obtain copies of this information by mail from the Public Reference Room of the Commission, 100 F Street, N.E., Room 1518, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room can be obtained by calling the Commission at (1-800)-SEC-0330. The Commission also maintains an Internet site at www.sec.gov that contains reports, proxy and other information regarding registrants like us that file electronically. Reports, proxy statements and other information concerning us also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We also maintain an Internet website at www.njresources.com that contains information concerning us and our affiliates. The information at our Internet website is not incorporated in this prospectus, and you should not consider it a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission (File No. 001-8359) are incorporated herein by reference:

•	NJR’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012;

•	NJR’s Current Report on Form 8-K, filed January 9, 2012; and

•

NJR’s Registration Statement on Form 8-A, dated June 15, 1982, as updated by pertinent information furnished in subsequent reports filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents filed by NJR with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the Common Stock offered hereby will be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

NJR hereby undertakes to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents not specifically incorporated by reference therein. Requests for such copies should be directed to Ms. Rhonda Figueroa, Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719, telephone number (732) 938-1049.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference certain information in this prospectus which is “forward-looking information” as defined by the Private Securities Litigation Reform Act of 1995. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters incorporated by reference herein or discussed in this prospectus.

Factors that could cause actual results to differ from those in the forward-looking statements may accompany the statements themselves. In addition, our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified and will in the future identify a number of these generally applicable factors in our reports on Forms 10-K, 10-Q and 8-K incorporated by reference herein or in other offering materials. We refer you to those discussions for further information.

Any forward-looking statement speaks only as of the date on which it is made. While NJR periodically reassesses material trends and uncertainties affecting our results of operations and financial condition in connection with its preparation of management’s discussion and analysis of results of operations and financial condition contained in its Quarterly and Annual Reports, NJR does not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

See “Where You Can Find More Information” on page  2.

ABOUT NEW JERSEY RESOURCES CORPORATION

NJR is a New Jersey corporation formed in 1981 pursuant to a corporate reorganization. NJR is an energy services holding company providing retail and wholesale natural gas and renewable energy services, including transportation, distribution and asset management. NJR is comprised of five key businesses:

•

New Jersey Natural Gas, NJR’s principal subsidiary, operates and maintains 7,000 miles of natural gas transportation and distribution infrastructure to serve approximately half a million customers in New Jersey’s Monmouth, Ocean and parts of Morris and Middlesex counties.

•

NJR Clean Energy Ventures is a renewable energy company that invests in, owns and operates solar and onshore wind projects with a total capacity in excess of 42 megawatts providing residential and commercial customers with low carbon solutions.

•	NJR Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides customized energy solutions to its customers across North America.

•

NJR Home Services is a provider of heating, central air conditioning, standby generators, solar and other indoor and outdoor comfort products to nearly 135,000 residential homes and businesses throughout New Jersey.

•

NJR Energy Holdings invests and maintains equity ownership in natural gas storage and transportation pipelines and serves companies from local distributors and producers to electric generators and wholesale marketers.

For more information about NJR, visit our website at www.njresources.com. Except for documents specifically incorporated into this prospectus, the information contained in, or that can be accessed through, our website is not a part of this prospectus.

NJR’s principal offices are located at 1415 Wyckoff Road, Wall, New Jersey 07719, and its telephone number is (732) 938-1480.

RISK FACTORS

Investing in our Common Stock involves risk. Before you decide to participate in the Plan, you should carefully consider the risks, uncertainties, and any cautionary language or other information in this prospectus or incorporated by reference in this prospectus, including the information in Part I, Item 1A. Risk Factors, in our most recent Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q filed since our most recent Annual Report on Form 10-K, and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein). See “Where You Can Find More Information” on page 2. The risks described in those reports and the risks set forth herein are those that we consider to be the most significant to your decision whether to invest in shares of Common Stock through the Plan. If any of the events described therein occurs, our business, financial condition or results of operations could be materially harmed. In addition, there are risks associated with participation in the Plan, as described below.

Risks Relating to Participation in the Plan

You will not know the price of the shares of Common Stock you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our shares of Common Stock may fluctuate between the time you decide to purchase shares of Common Stock under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision, but you may not be able to change or cancel your purchase authorization. You may purchase shares of Common Stock at a purchase price that is more or less than the price that you would pay if you acquired shares of Common Stock on the open market on the related dividend payment date or the date or dates on which the Plan Administrator purchases shares of Common Stock for the Plan. In addition, you may not know the actual number of shares of Common Stock that you have purchased until after the applicable purchase date.

You will not be able to direct the specific time or price at which your shares of Common Stock are sold under the Plan.

If you instruct the Plan administrator to sell shares of Common Stock under the Plan, you will not be able to direct the time and price at which your shares of Common Stock are sold. The price of our shares of Common Stock may decline between the time you decide to sell shares of Common Stock and the time of actual sale. You may sell shares of Common Stock under the Plan at a sales price that is more or less than the price that you would receive if you sold shares of Common Stock on the open market on the date or dates on which the Plan Administrator sells shares of Common Stock for the Plan. In addition, you cannot pledge shares of Common Stock deposited in your Plan account until the shares of Common Stock are withdrawn from the Plan.

We have not established a minimum dividend payment level for our Common Stock, and there are no assurances of our ability to pay dividends on our Common Stock in the future.

We have not established a minimum dividend payment level for our Common Stock. Further, our ability to pay dividends may be harmed by the risk factors described herein and in our most recent Annual Report on Form 10-K and other reports incorporated by reference herein. All distributions to our common shareowners will be made at the discretion of our Board of Directors and will depend on our earnings, our financial condition, and such other factors as our Board of Directors may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future.

There is no price protection for your shares of Common Stock in the Plan.

Your investment in the shares of Common Stock held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares of Common Stock. Your ability to liquidate or otherwise dispose of shares of Common Stock in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares of Common Stock in the Plan in time to react to market conditions. Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency.

You will not receive interest on funds submitted to the Plan Administrator.

No interest will be paid by us or the Plan Administrator on dividends or optional cash payments held pending reinvestment or investment. In addition, optional cash payments of less than applicable minimum amounts and that portion of any optional cash payment which exceeds the maximum transaction purchase limit of $100,000 (unless this upper limit has been waived), are subject to return to you without interest.

DESCRIPTION OF THE PLAN

The following questions and answers explain the provisions of the Plan.

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to promote long-term ownership in NJR by providing a simple, economical, and convenient way for eligible investors to make initial and continuing investments in our Common Stock without payment of any brokerage fee, commission or other service charge in connection with the purchase of such Common Stock. The Plan also provides participants with safekeeping of certificates and a convenient way to transfer and sell Common Stock.

Features

2.	What are some of the features of the Plan?

•

Initial Investment/Enrollment. If you are not currently a shareowner, you can make an initial investment in the Common Stock, starting with as little as $100. The Company will pay any brokerage fee, commission or other service charge in connection with the purchase of shares of Common Stock through the Plan. You will, in all events, be responsible for brokerage fees or commissions payable on the sale of shares of Common Stock and any transfer tax (see Question 15).

•

Optional Cash Investments. Participants in the Plan may invest up to an additional $100,000 per calendar year (minimum optional cash investment $25) through optional cash payments for shares of Common Stock. In its sole discretion, NJR may permit investments greater than $100,000 in a calendar year (see Question 23).

•

Automatic Reinvestment of Dividends. You can also increase your holdings of Common Stock through automatic reinvestment of all or some of your cash dividends. You can elect to reinvest all or a percentage of your dividends in Common Stock. Plan participants may have cash dividends that are not reinvested deposited directly into a designated account with a U.S. bank or other approved financial institution (see Question 8).

•	Automated Transactions. You can execute many of your Plan transactions online or by phone if you have established automated privileges (see Question 26).

•	Share Safekeeping. You can deposit your Common Stock certificates for safekeeping by the Plan Administrator (see Question 33).

•	Employee Payroll Deduction. Employees of NJR and its subsidiaries may also invest in shares of Common Stock through automatic payroll deductions (see Question 13).

•

Minimum Share Balance Requirement. Participants must maintain a balance of at least one share to keep their NJR Direct account open. New participants are allowed 12 months from enrollment to invest enough to reach the required minimum share balance. The Plan Administrator reserves the right to sell, without prior notification, all shares of Common Stock in an account in which the share balance fails to meet the minimum requirement after 12 months of participation in NJR Direct (see Question 11).

Please see “Risk Factors” on page 4 for the potential disadvantages of participating in the Plan.

Administration

3.	Who administers the Plan for participants?

Wells Fargo Shareowner Services, a division of Wells Fargo Bank N.A. (the “Plan Administrator”), administers the Plan as agent for the participating shareowners, keeps records, sends statements of account to participants and performs other duties relating to the Plan. Common Stock purchased under the Plan will be registered in the name of Wells Fargo Shareowner Services, as Plan Administrator, or Wells Fargo Shareowner Services’ nominee as agent for participants in the Plan. Wells Fargo Shareowner Services is the transfer agent and registrar for the Common Stock.

Any correspondence regarding the Plan should be directed to the Plan Administrator through one of the below methods (except for optional cash payments, which should be submitted in the manner described in the response to Question 24).

Plan Requests should be mailed to: Wells Fargo Shareowner Services P.O. Box 64856 St. Paul, Minnesota 55164-0856	Certified/Overnight Mail: Wells Fargo Shareowner Services 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120

General Information:

Fax: (651) 450-4085

Telephone: (800) 817-3955

Telephone: (651) 450-4064 (outside the United States)

An automated voice response system is available 24 hours a day, 7  days a week. Customer Service Representatives are available from 7:00 a.m. to 7:00 p.m., Central Standard Time, Monday through Friday

Internet:

General Inquiries and Account Information- www.shareowneronline.com

The information at this website is not incorporated in this prospectus, and you should not consider it a part of this prospectus.

Participation

4.	Who is eligible to participate?

Any person or entity, other than an employee benefit plan or trust within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or a plan within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (“Code”) (such as an individual retirement account), is eligible to participate in the Plan, whether or not you currently own Common Stock. If you live outside the United States, you should make sure that participation would not violate any laws or regulations in the country in which you reside. We reserve the right to terminate the participation of any shareowner if we deem it advisable to avoid any issues under ERISA or Section 4975 of the Code or under any domestic or foreign laws or regulations.

5.	Can beneficial owners who are not record shareowners participate?

Some beneficial owners have their shares of Common Stock owned of record by a bank, broker, or other nominee. Certain nominees may permit the beneficial owners to reinvest their dividends in shares of Common Stock under the Plan. PARTICIPATION IN THE PLAN THROUGH BROKERS MAY BE ON TERMS AND CONDITIONS WHICH DIFFER FROM THOSE SET FORTH IN THIS PROSPECTUS, IN WHICH CASE THE TERMS AND CONDITIONS SET BY EACH SUCH BROKER WILL GOVERN. NJR will not be responsible for the terms of any such participation, including the tax consequences thereof. The term “participant” as used in this prospectus refers to shareowners of record participating directly in the Plan.

6.	How do I participate?

Current shareowners holding in their own name. If you currently own shares of Common Stock and the shares of Common Stock are registered in your name, you may join the Plan by phone (see Question 26), going online (see Question 27), or by signing an Account Authorization Form and returning it to the Plan Administrator. Account Authorization Forms may be obtained by accessing them online at www.shareowneronline.com, submitting a written request to the Plan Administrator at Wells Fargo Shareowner Services, P.O. Box 64856, St. Paul, Minnesota 55164-0856, or by calling the Plan Administrator toll-free at (800) 817-3955. Once a shareowner becomes a participant in the Plan, the dividends on such shareowner’s shares of Common Stock will be automatically reinvested on an ongoing basis.

Current shareowners holding through a bank, broker, or other nominee. If you currently own shares of Common Stock and the shares of Common Stock are registered in the name of a bank, broker or other nominee, arrange for the bank, broker or other nominee to register in your name the number of shares of Common Stock that you want to include in the Plan. You can then enroll as a shareowner of record, as described above. Approximately two weeks after the Plan Administrator receives your transferred shares of Common Stock from your brokerage account, you will receive an account statement and Account Authorization Form. Alternatively, if you do not want to re-register your shares of Common Stock, you can enroll in the Plan in the same manner as someone who is not currently an NJR shareowner, as described below. This will create a registered account in addition to your brokerage/bank account. In addition, certain nominees may permit beneficial owners to reinvest their dividends in shares of Common Stock under the Plan while the shares of Common Stock are held in the name of the nominee, as described in the response to Question 5.

New investors who are not current shareowners. If you do not currently own shares of Common Stock, you may join the Plan by going online (see Question 27) or by signing an Account Authorization Form and returning it to the Plan Administrator. Account Authorization Forms may be obtained by accessing them online at www.shareowneronline.com, submitting a written request to the Plan Administrator at Wells Fargo Shareowner Services, P.O. Box 64856, St. Paul, Minnesota 55164-0856, or by calling the Plan Administrator toll-free at (800) 817-3955. In addition, you must make your initial purchase in the manner described in the response to Question 22.

7.	When may a shareowner or new investor join the Plan?

Current shareowners or new investors may join the Plan at any time.

If the Account Authorization Form is received by the Plan Administrator on or before a given dividend record date, that dividend will be used to purchase new shares of Common Stock for the shareowner. If the Account Authorization Form is received by the Plan Administrator after a given dividend record date, that dividend will be paid in cash and the reinvestment of the shareowner’s dividends will commence with the following dividend. Any optional cash payments sent by the shareowner, however, will be invested as set forth in the response to Question 19. The dividend record date is typically two to three weeks prior to the dividend payment dates. Dividend payment dates typically are on or about the first day of January, April, July and October.

For example, in the case of a July 1 dividend payment, if the Account Authorization Form is received by the Plan Administrator on or before June 15 (the anticipated record date for that dividend payment date), the July dividend payment would be reinvested. If the Account Authorization Form is received after June 15, the first dividend reinvested would be the October dividend.

8.	What are my investment options under the Plan?

The Account Authorization Form provides three options for shareowners to participate in the Plan. As a participant in the Plan, you may elect to reinvest all or part of the dividends on your Common Stock for the purchase of additional shares of Common Stock. You must select one of the three dividend options on the Account Authorization Form. If you complete and return an Account Authorization Form without selecting a dividend option, your dividends will automatically be fully reinvested to purchase additional shares of Common Stock.

Full Dividend Reinvestment —

All cash dividends payable on shares of Common Stock held in the Plan, along with any shares of Common Stock held in physical certificate form or through book-entry Direct Registration Shares (DRS), will be used to purchase additional shares of Common Stock. The participant will not receive cash dividends; instead, all dividends will be reinvested. Whole and fractional shares of Common Stock will be allocated to the Plan account.

Partial Dividend Reinvestment —

A participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The percentage elected will be applied against the total shares of Common Stock held in the Plan, along with any shares of Common Stock held in physical certificate form or held through DRS. A participant may elect percentages from 10% – 90%, in increments of 10%. The cash portion of dividends not reinvested will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account.

An example of partial reinvestment by percentage: A participant has a total of 150 shares of Common Stock; 120 shares of Common Stock are held in the Plan, 15 in physical certificate form and 15 shares of Common Stock in DRS. The participant chooses to have 50% of the total dividend reinvested. This will equate to 75 shares of Common Stock having dividends reinvested and 75 shares of Common Stock having dividends paid in cash.

You may also send in optional cash with any of the above options.

To authorize automatic bank deposit of cash dividends, complete a Direct Deposit of Dividends Authorization Form, which is available online (see Question 27) or upon request from Wells Fargo Shareowner Services. You may change your reinvestment option at any time by calling (see Question 26), going online (see Question 27), or sending written notice to Wells Fargo Shareowner Services. Notices received on or before a dividend record date will be effective for that dividend. Notices received after a dividend record date will not be effective until after that dividend has been paid.

9.	How are dividend amounts determined?

The payment of dividends is at the discretion of the Company’s Board of Directors and will depend upon future earnings, the financial condition of the Company and other factors. The Board of Directors may change the amount and timing of dividends at any time without notice.

10.	If I join the Plan, must I contribute every month?

No. Optional cash payments under the Plan are entirely voluntary and within the discretion of the participant. If made, however, they must be in a lump sum amount of at least $25 and may not exceed $100,000 per calendar year. In its sole discretion, NJR may permit investments greater than $100,000 in a calendar year (See Question 23).

11.	If I join the Plan, must I own a minimum number of shares of Common Stock?

Yes. Participants must maintain a balance of at least one share to keep their Plan account open.

Current participants in the NJR Automatic Dividend Reinvestment Plan are allowed 12 months from the date of this prospectus to invest enough to reach the required one-share minimum balance. New participants who join the Plan after the date of this prospectus are allowed 12 months from enrollment to invest enough to reach the required minimum balance. The Plan Administrator reserves the right to sell, without prior notification, all shares of Common Stock in an account in which the share balance fails to meet the minimum requirement after the applicable period of participation in the Plan. NJR may, at its discretion, waive this requirement for a Plan account.

12.	How does an employee participate?

An eligible employee may join the Plan at any time by completing the Employee Authorization Form and returning it to the Company. Employee Authorization Forms may be obtained by request to the Company, Attention: Human Resources or on the Company’s intranet. If you are an employee who is not a registered holder of shares of Common Stock and wish to participate in the Plan, or do not wish to participate through payroll deduction, you may participate as a new investor (See Question 7). Special limitations apply to Section 16 officers and employees or affiliates of the Company.

13.	What about payroll deductions?

Payroll deduction authorizations may continue for an indefinite period. An employee may specify on the Employee Authorization Form the weekly amount to be withheld from the employee’s pay. The minimum weekly deduction is $2.50 and the maximum deduction permitted is 10% of the employee’s base gross weekly pay.

14.	How does an employee change the amount of payroll deduction or method of participation?

An employee may change or terminate his or her payroll deductions or method of participation in the Plan by giving written notice to the Company, Attention: Human Resources. The Employee Authorization Form may be used for this purpose. Any requested change in or termination of payroll deductions will become effective as soon as practicable following receipt by the Company of the employee’s request. Employees should consider the Company’s policy regarding purchase and sale of Company securities before making a change to, or terminating, payroll deductions or method of participation in the Plan as such modifications may be prohibited under certain circumstances.

15.	What are the costs to persons who participate in the Plan?

There are no expenses charged to participants in connection with purchases of shares of Common Stock under the Plan. All costs of administering the Plan and any brokerage fees, commissions or other service charges incurred as a result of open market purchases of shares of Common Stock will be paid by NJR; however, you will be required to pay brokerage fees or commissions and any transfer tax for sales of shares of Common Stock by the Plan Administrator under the Plan pursuant to your instructions.

Purchases

16.	What is the source of shares of Common Stock purchased under the Plan?

Shares of Common Stock purchased under the Plan will, at NJR’s option, be (i) purchased directly from us from our authorized but unissued shares of Common Stock or treasury shares of Common Stock or (ii) shares of Common Stock purchased in the open market or in privately negotiated transactions, or (iii) a combination of the foregoing. The Plan Administrator has full discretion as to all matters relating to open market purchases, including determination of the broker or brokers to be used, the number of shares of Common Stock, if any, to be purchased on any day or at any time of day, the price paid for such shares of Common Stock, the markets on which shares of Common Stock are purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions) and the persons (including brokers and dealers) from or through whom such purchases are made. The Plan Administrator may grant a broker discretion as to any or all of the matters described above.

17.	What is the purchase price of shares of Common Stock purchased under the Plan?

(a) Shares of Common Stock Purchased in the Open Market. The purchase price of shares of Common Stock purchased in the open market will be the average price of all shares of Common Stock purchased during the relevant “Purchase Period.” “Purchase Period” as used in this prospectus means (i) in the case of shares of Common Stock purchased with reinvested dividends, a period not to exceed 30 days, beginning with the dividend payment date, and (ii) in the case of shares of Common Stock purchased with optional cash payments or payroll deductions, a period not to exceed five days, beginning on the first and the fifteenth day of each month (in each case the “Cash Payment Purchase Date,” as defined in the response to Question 25).

(b) Newly Issued Shares of Common Stock Purchased from the Company. The purchase price of shares of Common Stock purchased directly from the Company will be the unsolicited volume weighted average price, rounded to four decimal places, of our Common Stock as reported by the NYSE only, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (including the last trade on the NYSE even if reported after 4:00 p.m.). If the NYSE is not open on a purchase date, the price will be calculated on the next succeeding trading date. We may determine, in our sole discretion, to provide newly issued or treasury shares of Common Stock for purchase at a discount of up to 3%. Until we notify participants that shares of Common Stock under the Plan will be purchased directly from NJR at a discount, no such discount will apply.

18.	How will NJR determine whether or not to provide newly issued or treasury shares of Common Stock for purchase at a discount of up to 3%?

Whether or not we provide newly issued or treasury shares of Common Stock for purchase at a discount of up to 3% is at our sole discretion. While we may determine to offer or to not offer a discount on any basis, we anticipate that any such decision will be based upon certain factors, including, but not limited to, prevailing market conditions, the level of participation in the Plan, our current and projected capital needs, and available sources of capital.

19.	When will shares of Common Stock be purchased under the Plan?

When shares of Common Stock are purchased on the open market with reinvested dividends, such shares of Common Stock will be purchased each quarter beginning on the dividend payment date and may continue to be purchased through the following thirty days. The Company typically pays dividends on its Common Stock on or about the 1st of January, April, July, and October. When the shares of Common Stock are purchased on the open market with optional cash payments and payroll deductions, such shares of Common Stock will be purchased on the first and the fifteenth day of each month beginning on the Cash Payment Purchase Date (as defined in the response to Question 25) and may continue to be purchased through the following 30 days.

When shares of Common Stock are purchased with reinvested dividends directly from the Company, such shares of Common Stock will be purchased on the dividend payment date. When shares of Common Stock are purchased directly from the Company with optional cash payments and payroll deductions, such shares of Common Stock will be purchased on the Cash Payment Purchase Date.

20.	How many shares of Common Stock will be purchased for you?

The number of shares of Common Stock to be purchased depends on the amounts of your dividend, optional cash payments or payroll deductions, and the price of the shares of Common Stock determined as provided in the response to Question 17. Your account will be credited with the number of shares of Common Stock, including fractions computed to three decimal places, equal to the amount of your cash dividend and the amount of your optional cash payment or payroll deductions, if any, divided by the purchase price per share (see Question 17).

21.	When will shares of Common Stock be credited to my account?

Shares of Common Stock will be credited to your account as of the day the purchase price for all shares of Common Stock to be purchased during the relevant Purchase Period has been determined.

22.	How are initial purchases made?

A participant making his or her initial purchase of Common Stock through the Plan should submit a check in an amount not less than $100 or more than $100,000, together with an Account Authorization Form to the Plan Administrator. Participants will be charged a return fee on any returned checks. Alternatively, a new participant may arrange to have the purchase price deducted from a designated account in a United States or Canadian bank or financial institution in U.S. Dollars. Investors may not invest more than $100,000 per calendar year unless a waiver is granted by NJR (see Question 23). The Plan Administrator will return any excess tendered amount to the investor. Purchases will be made on behalf of a new participant in the Plan on the first day of the next succeeding month, or on the next trading day if such date is not a trading day, following the Plan Administrator’s receipt of the payment and Account Authorization Form from the participant, except that initial purchase payments received by the Plan Administrator less than three business days before the end of a calendar month may, at the Plan Administrator’s discretion, be invested either in the next succeeding month or in the month following the next succeeding month. No interest is paid on initial purchase payments pending investment. The Plan Administrator will return an initial purchase payment to an investor upon telephone or written request received at least three business days prior to the investment date.

23.	May I invest more than the maximum of $100,000?

Waiver Requests. We reserve the right to waive the $100,000 limit on initial and optional cash investments upon request by an investor, but it will be entirely within our sole discretion as to whether and under what circumstances any request for such a waiver will be approved. If your request is approved, your transaction will be processed under the same terms, conditions, timing and discount (if any) as any optional cash investment under our Plan. Optional investments that do not exceed the $100,000 limit will not be subject to a waiver, discount or threshold. If you wish to request such a waiver, or have questions about the waiver process, you should contact us at 1-800-438-1230.

Waiver Requests within an Announced Waiver Discount Period. Purchases in excess of $100,000 per year (including any initial investments in excess of $100,000) (“Large Cash Purchases”) may be made only by investors that submit Large Cash Purchase requests that are approved by us, in our sole discretion.

Submission of Requests for Waiver. We, in our sole discretion, will determine whether to accept Large Cash Purchase requests at any time. Investors who wish to make Large Cash Purchases for any month should telephone us at 1-800-438-1230 or 1-732-938-1230 to determine (by a pre-recorded message) if we will be considering Large Cash Purchase requests for such month. When you call, you will be informed of one of the following:

•	that we are not currently considering Large Cash Purchase requests; or

•	that we will be considering Large Cash Purchase requests, in which case we will provide information about submitting a Large Cash Purchase request form.

Large Cash Purchase request forms may be obtained online through the “Investor Relations” section of our website at www.njresources.com. We must receive completed Large Cash Purchase requests by facsimile at fax number (732) 938- 3154 no later than 3:00 p.m. Eastern Time on the third business day before the first day of the “pricing period” for the applicable waiver period, as described below. We will notify by telephone any investor whose Large Cash Purchase request has been approved (including the amount of the investment approved) by 5:00 p.m. Eastern Time on the second business day before the first day of the applicable pricing period. The Plan Administrator must receive good funds relating to any approved Large Cash Purchase request by wire transfer to the account designated by us no later than 2:00 p.m. Eastern Time on the business day before the first day of the applicable pricing period. All such funds received after 2:00 p.m. Eastern Time on such business day will be returned without interest.

Action on Large Cash Purchase Requests. We have the sole discretion to grant or refuse to grant, in whole or in part, a Large Cash Purchase request. In acting on a Large Cash Purchase request, we will consider relevant factors, including without limitation:

•	whether the Plan is then purchasing shares of Common Stock from us or in the open market;

•	our need for additional funds;

•	the attractiveness of obtaining funds through the sale of shares of Common Stock under the Plan compared to other available sources of funds;

•	the purchase price likely to apply to any sale of shares of Common Stock under the Plan;

•	the party submitting the request, including the extent and nature of that party’s prior participation in the Plan and the number of shares of Common Stock held by that party; and

•	the aggregate amount of Large Cash Purchases in excess of $100,000 for the year for which we have received Large Cash Purchase requests under the Plan.

Large Cash Purchases will be priced as follows:

•

To determine the purchase price of shares of Common Stock purchased from us pursuant to a Large Cash Purchase request, we will fix the number of trading days in the “pricing period” for the applicable investment. The pricing period generally will consist of one to 15 consecutive trading days, unless the pricing period is extended as described below. On each trading day, we will apply an equal portion of the amount approved for investment pursuant to a Large Cash Purchase request to the purchase of shares of Common Stock, subject to the qualifications described below. Each day in the pricing period on which shares of Common Stock are purchased is referred to as a “Purchase Date.” The price for shares of Common Stock purchased on each Purchase Date in a pricing period will be equal to 100% (less any applicable discount, as described below) of the volume weighted average price, rounded to four decimal places, of shares of Common Stock, as traded on the NYSE during regular NYSE hours on the Purchase Date. We will obtain this pricing information from Bloomberg, LP or, if Bloomberg, LP is no longer providing this information, another authoritative source.

•

We may establish for each pricing period a minimum, or “threshold,” price applicable to purchases made pursuant to a Large Cash Purchase request. We will make this determination in our discretion after a review of, among other factors, current market conditions, the level of participation in the Plan and our current and projected capital needs.

•

If established for any pricing period, the threshold price will be stated as a dollar amount which the volume weighted average price of shares of Common Stock, rounded to four decimal places, as traded on the NYSE during regular NYSE hours, must equal or exceed for each trading day of such pricing period (not adjusted for discounts, if any) in order for such trading day to be considered a Purchase Date. Except as provided below, any trading day for which such volume weighted average price is less than the applicable threshold price will not be considered a Purchase Date, and no funds will be invested in shares of Common Stock on that date. Funds that are not invested will be returned without interest, as described below.

•

The establishment of the threshold price and the potential return of a portion of investment funds apply only to investments made pursuant to Large Cash Purchase requests. Establishing a threshold price for a particular pricing period will not affect the establishment of a threshold price for any subsequent pricing period.

•

If we establish a threshold price for any pricing period, we may elect to extend that pricing period. If we do so, the initial pricing period may be extended by the number of trading days during the initial pricing period, up to five trading days, during which the threshold price is not satisfied or there are no trades of shares of Common Stock on the NYSE.

•	Neither we nor the Plan Administrator are required to notify you that a threshold price has been established for any pricing period.

•

If we elect to grant a pricing period extension and the threshold price is satisfied for any additional trading day during an extension, that trading day will be included as a Purchase Date for the extended pricing period. For example, if the extension feature is in use and the initial pricing period is ten trading days, but the threshold price is not satisfied on three out of those ten days, the pricing period will be extended by three trading days. If the threshold price is satisfied on any of the three trading days during the extension period, each of those three trading days will be a Purchase Date for that pricing period.

•

We may, in our sole discretion, establish a discount from the market price otherwise applicable to Large Cash Purchases (including initial investments) made pursuant to a request for waiver, but we are not obligated to do so. Any discount (including any applicable brokerage fees paid by us) may be up to a maximum of 3% of the regular market price and may be varied by us in our sole discretion. We may establish any discount in our sole discretion after a review of, among other factors, current market conditions, the level of participation in the Plan, the attractiveness of obtaining financing through the sale of shares of Common Stock as compared to other sources of funds, and our current and projected capital needs. Establishing a discount for a particular pricing period will not affect the establishment of a discount for any subsequent pricing period.

•

Any investor purchasing shares of Common Stock pursuant to a request for a Large Cash Purchase will be treated as the beneficial owner of all shares of Common Stock purchased on each Purchase Date in the applicable pricing period as of the close of business on such Purchase Date, although Plan shares of Common Stock will not be credited to such investor’s account until the conclusion of the pricing period unless we elect to use the “continuous settlement feature” described below for that pricing period.

•

If we elect to use the continuous settlement feature, shares of Common Stock will be credited to the Plan accounts of investors purchasing shares of Common Stock pursuant to requests for a Large Cash Purchase within three business days after each Purchase Date. We may activate the continuous settlement feature for a particular investment at the time we determine other pricing terms in respect of shares of Common Stock to be sold pursuant to a Large Cash Purchase request.

•

We will return, without interest, any amount to be invested pursuant to a Large Cash Purchase request that is not applied to the purchase of shares of Common Stock because the threshold price is not met or shares of Common Stock are not traded on the NYSE on any trading day during a pricing period or extension, as applicable. Any such uninvested funds will be returned within five business days after the last day of the applicable pricing period, as it may be extended. The amount returned will be based on the number of days on which the threshold price was not satisfied or no trades were reported on the NYSE compared to the total number of days in the pricing period or extended pricing period, as applicable. For example, the amount returned for a ten-day pricing period will equal one-tenth of the total amount of your proposed Large Cash Purchase investment for each trading day on which the threshold price is not satisfied or shares of Common Stock are not traded on the NYSE.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver for Large Cash Purchases under the Plan. Those transactions may cause fluctuations in the trading volume of our Common Stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of Common Stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

Optional Cash Payments

24.	How are optional cash payments made?

(a) By New Participants. Shareowners who elect to participate by making optional cash payments in addition to reinvesting cash dividends on shares of Common Stock registered in their names may make their initial optional cash payment by sending a check to the Plan Administrator either with the completed Account Authorization Form or at any subsequent time with a completed tear-off portion of the statement of account sent to participants after each dividend reinvestment or optional cash payment for the participant’s account.

Employees and customers initially enrolling in the Plan must make their initial optional cash payment at the time the completed Account Authorization Form or Employee Authorization Form, as the case may be, is sent to the Plan Administrator by enclosing a check payable to Shareowner Services with such form. Checks must be payable in U.S. dollars and drawn on a U.S. bank or Canadian financial institution.

(b) By Existing Participants via Check. Optional cash payments for the purchase of additional shares of Common Stock under the Plan may be made by a participant at any time by enclosing a check with the tear-off portion of the statement of account received after each investment. The tear-off portion must be used whenever an optional cash payment is made by an existing participant. All optional cash payments should be sent to the Plan Administrator, at Wells Fargo Shareowner Services, P.O. Box 64856, St. Paul, Minnesota 55164-0856, which is the address indicated on the tear-off portion of the statement of account.

(c) Automatic Cash Withdrawal and Investment Service – The Automatic Cash Withdrawal and Investment Service is a convenient method to have money automatically withdrawn from a checking or savings account and invested in the Plan account, thus eliminating the need to write and mail checks. Once automatic deductions have begun, funds will be withdrawn from the participant’s designated bank account on or about the 8th or 28th day of each month, or both, as determined by the participant. Participants do not receive any confirmation of the transfer of funds other than as reflected in their Plan account statements and in their bank account statements. To enroll in the Automatic Cash Withdrawal and Investment feature of the Plan you must complete and sign the Automatic Cash Withdrawal and Investment Service section on the Account Authorization Form and return it to the Plan Administrator. You can stop the Automatic Cash Withdrawal and Investment Service by writing to the Plan Administrator at the address shown in this prospectus or by calling us (see Question 26) or by going online (see Question 27).

Participants may change the amount of their automatic optional cash payments by completing and submitting to the Plan Administrator a new Account Authorization Form. Participants may terminate their automatic optional cash payments by notifying the Plan Administrator in writing. To be effective with respect to the next Cash Payment Purchase Date, however, the new Account Authorization Form or termination notice must be received by the Plan Administrator at least 15 business days preceding such purchase date.

25.	When should optional cash payments be sent?

Optional cash payments made by check must be received by the Plan Administrator at least one business day prior to the date on which the Plan Administrator may begin to invest optional cash payments, called the “Cash Payment Purchase Date.” The “Cash Payment Purchase Date” is the first and the fifteenth day of each month for optional cash payments made by check and for payroll deductions, and the automatic optional cash payments made by electronic funds transfer occur on the thirteenth, last business day, or both of each month, except that if any such day is not a business day, the next succeeding business day will be the Cash Payment Purchase Date.

No interest will be paid on optional cash payments received and held pending investment. Consequently, it will normally be in your best interest to submit any payments made by check such that it is received by the Plan Administrator shortly before (but no later than one business day prior to) the applicable Cash Payment Purchase Date.

On written request, the Plan Administrator will return any optional cash payment made by check if such request is received at least 2 business days prior to the applicable Cash Payment Purchase Date, or cancel any payment scheduled to be made by electronic funds transfer, if such request is received by the Plan Administrator at least 15 business days prior to the applicable Cash Payment Purchase Date.

If any optional cash contribution, including payment by check or automatic withdrawal, is returned to the Plan Administrator unpaid for any reason, the Plan Administrator will remove from your account any shares of Common Stock purchased upon prior credit of such funds, and will sell these shares of Common Stock. The Plan Administrator may sell other shares of Common Stock in the account to recover a $25 returned funds fee for each optional cash investment returned unpaid for any reason and may sell additional shares of Common Stock as necessary to cover any market loss incurred by the Plan Administrator.

The optional cash payment feature is designed to meet your particular cash situation and investment intent at any given time. YOU ARE NOT OBLIGATED TO MAKE OPTIONAL CASH PAYMENTS OR TO

CONTINUE TO DO SO. The amount of optional cash payments may also vary, subject to the minimum optional cash investment of $25 and the annual maximum of $100,000. The Company may suspend the optional cash payment feature at any time (See Question 44).

During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” will mean any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provide management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments will be the responsibility of the Plan Administrator. Investment income from such Permitted Investments will be retained by the Plan Administrator.

26.	May I execute Plan transactions by phone?

If you have established automated privileges on your account, you can:

•	change the amount of or stop automatic bank withdrawals;

•	change your dividend reinvestment option;

•	sell some or all of your Plan shares of Common Stock if the current market value of the shares of Common Stock to be sold is $25,000 or less; and

•	request a certificate for some or all full shares of Common Stock in the Plan, but only if the current market value of the shares of Common Stock to be issued is $50,000 or less.

To establish automated privileges, please call Wells Fargo Shareowner Services and request an Automated Request Authorization Form.

Telephone inquiries concerning the Plan may be directed to the Plan Administrator at (800) 817-3955, or to the Company’s Investor Relations office at (800) 438-1230.

27.	May I execute Plan transactions by going online?

We encourage you to access your account information online to perform transactions. Accounts that are registered in the name of an Investment Club, Corporation, or Partnership will not be allowed online access. Please note: additional access restrictions may apply.

For current shareowners: Go to www.shareowneronline.com and click on “Sign Up Now!” under “I am a Current Shareowner.” You will need your 10-digit account number found on your account statement, your 12-digit Authentication ID and a valid email address. Your account number can be found on your dividend check, dividend deposit notice or account statement. If you do not have your Authentication ID, you may request one online or by phone. Your Authentication ID will be sent to your mailing address on file.

For new investors: Go to www.shareowneronline.com and click on “Direct Purchase Plan,” under the column titled “Invest in a Plan.” Next, simply click on “Invest Now” under the column “New Investors for New Jersey Resources Corporation.” Then follow instructions on the “Buy Shares of Common Stock” page.

After you have successfully signed up, you will be able to access your account immediately. You will also receive written confirmation to your mailing address on file that your account has been activated for online access.

Once you have activated your account online, you can also:

•	Authorize, change or stop your Automatic Cash Withdrawal and Investment Service;

•	Consent for electronic delivery of statements including tax forms;

•	Sell some or all of your Plan shares of Common Stock if the current market value of the shares of Common Stock to be sold is $25,000 or less; and

•	Elect to view statements, tax forms, and company communications. You will receive an email notification when new documents are available for viewing.

Sales

28.	How can I sell Plan shares of Common Stock?

Sales are usually made through an affiliated broker, who will receive brokerage commissions. Typically, the shares of Common Stock are sold through the exchange on which the common shares of Common Stock are traded. Depending on the number of shares of Common Stock to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares of Common Stock sold through the Plan cannot be guaranteed. Sales of shares of Common Stock will be subject to the fees outlined in the response to Question 46.

Sales proceeds will be net of any fees to be paid by the participant (see Question 46 for details). The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. persons (as defined for U.S. federal income tax purposes) or the applicable Form W-8 for non-U.S. persons will be subject to federal backup withholding. Backup withholding can be avoided or reduced by furnishing the appropriate and valid form prior to the sale. Forms are available online at www.shareowneronline.com. Please see “FEDERAL INCOME TAX CONSEQUENCES” for more information regarding federal income tax consequences of sales of shares of Common Stock acquired through the Plan.

A check for the proceeds of the sale of shares of Common Stock (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail four business days after trade date. If a participant submits a request to sell all or part of Plan shares of Common Stock, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

A participant who wishes to sell shares currently held in certificate form may send them in for deposit to the Plan Administrator and then proceed with the sale. To sell shares of Common Stock through a broker of their choice, the participant may request the broker to transfer shares of Common Stock electronically from the Plan account to their brokerage account. Alternatively, a stock certificate can be requested that the participant can deliver to their broker. See Question 32, “Will certificates be issued to me for shares of Common Stock purchased?” for more information about certificate requests.

NJR’s share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator will not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Bank nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

NJR’s Policy Regarding the Purchase and Sale of New Jersey Resources Corporation Securities provides that the participant may not trade in NJR Common Stock if in possession of material, non-public information about the company. Share sales by employees, Affiliates and Section 16 officers must be made in compliance with such policy.

29.	Do I have control over when my shares of Common Stock will be sold?

Because the Plan Administrator will sell the shares of Common Stock on behalf of the Plan, neither NJR nor any participant in the Plan has any authority or power to control the timing or pricing of shares of Common Stock sold or the selection of the broker making the sale. Therefore, you will not be able to precisely time your sales through the Plan and will bear the market risk associated with fluctuation in the price of NJR Common Stock. That is, if you send in a request to sell shares of Common Stock, it is possible that the market price of Common Stock could go down or up before the Common Stock is sold. In addition, you will not earn interest on a sales transaction.

Reports

30.	What kind of reports will I receive?

•	Account statements. You will receive statements of your account following each reinvestment of dividends and each investment of an optional cash payment or payroll deduction amount, if any.

THESE STATEMENTS ARE YOUR CONTINUING RECORDS OF THE COST OF YOUR PURCHASES AND SHOULD BE RETAINED FOR INCOME TAX PURPOSES UNTIL YOU HAVE DISPOSED OF ALL SHARES OF COMMON STOCK YOU HAVE PURCHASED UNDER THE PLAN.

•	Shareowner communications. As an NJR shareowner, you will receive copies of materials sent to record holders of Common Stock, including annual reports, notices of annual meetings and proxy statements.

•

Annual IRS information returns. You will receive an annual statement that reports dividends paid to you as well as gross proceeds from the sale of any of your Plan shares of Common Stock. See “FEDERAL INCOME TAX CONSEQUENCES” below.

Dividends

31.	Will participants be credited with dividends on fractional shares of Common Stock?

Yes. If a dividend, or a combination of a dividend and optional cash payment and any payroll deduction amount, is not large enough to purchase a full share, the participant will be credited with a fractional share computed to three decimal places. Fractional shares of Common Stock will be entitled to dividends in the same manner as full shares of Common Stock.

PARTICIPANTS SHOULD RECOGNIZE THAT THEY ARE ENTITLED TO A DIVIDEND ONLY IF DECLARED BY THE BOARD OF DIRECTORS OF THE COMPANY.

Certificates

32.	Will certificates be issued to me for shares of Common Stock purchased?

NJR is participating in the Direct Registration System (DRS). The direct registration form of ownership allows shares of Common Stock to be issued without requiring a physical stock certificate and eliminates the need for you to safeguard and store certificates. Shares of Common Stock in direct registration (book-entry) form can be electronically transferred between NJR’s records and your broker-dealer account without the need to deliver a physical certificate. Based on your instructions, your broker can initiate a DRS PROFILE transaction to electronically transfer shares of Common Stock from your NJR Direct account to your brokerage account. For information concerning authorization of electronic share movement, please contact your broker-dealer.

Normally, certificates for shares of Common Stock purchased under the Plan, whether through the reinvestment of dividends, optional cash payments or payroll deductions, will not be issued to participants. The number of shares of Common Stock credited to accounts under the Plan will be shown on participants’ statements of account. This reduces proliferation of certificates and protects against their loss, theft or destruction.

Certificates for any number of whole shares of Common Stock credited to accounts under the Plan will be issued upon the written request of participants who wish to remain in the Plan. This request should be mailed to the Plan Administrator. Any remaining full shares of Common Stock and fraction of a share will continue to be credited to participants’ accounts. Certificates for fractions of shares of Common Stock will not be issued to participants under any circumstances.

33.	Can I deposit share certificates for safekeeping?

You can at any time, including when you first enroll, deposit Common Stock certificates registered in your name with the Plan Administrator into your Plan account for safekeeping, at no cost to you. To use this service, you must send your Common Stock certificates to the Plan Administrator with a properly completed New Investor Enrollment Form, Shareowner Election Form or Transaction Request Form. Shares of Common Stock represented by certificates that you deposit with the Plan Administrator are credited to your account and thereafter are treated as if acquired under the Plan. You are responsible for maintaining your own records of the cost basis of certificated shares of Common Stock deposited with the Plan Administrator. If your shares of Common Stock are registered in street or other nominee name, you may be able to electronically transfer these shares of Common Stock from your existing account to a Plan account. To take advantage of this service, please contact the Plan Administrator.

The Plan Administrator will cancel the certificates once received and credit the appropriate number of shares of Common Stock to the Plan balance. Participants should send such certificates to the Plan Administrator at the address listed in Question 3 via certified and insured mail, as the participant bears the risk of loss in transit.

Because you bear the risk of loss when sending stock certificates through the mail, we suggest that you send them registered insured for at least 2% of the current market value. This amount would be the approximate cost of replacing the certificates should they be lost in the mail. Please do not endorse certificates.

It is your responsibility to retain your records relative to the cost of any shares of Common Stock represented by certificates deposited for safekeeping.

Optional Mail Loss Insurance

Please be advised that choosing registered, express or certified mail alone will not protect you should your certificates become lost or stolen.

The Plan Administrator can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Mail loss insurance covers the cost of the replacement surety bond only. Replacement transaction fees may also apply. To take advantage of the optional mail loss insurance, simply include your $10.00 check, made payable to WFSS Surety Program, along with your certificates and instructions.

To qualify for this service you must choose to use an accountable mail delivery service, such as Federal Express, United Parcel Service, or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000.

The value of certificate shares of Common Stock is based on the closing market price of the Common Stock on the trading day prior to the documented mail date. Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. This is specific coverage for the purpose of converting shares of Common Stock to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

A full statement of the designations, preferences, relative, participating, optional, voting and other special rights, qualifications, limitations and restrictions of each class and series of stock authorized to be issued and of the authority of the Board of Directors to divide the shares of Common Stock into classes or series and to determine and change the relative rights, preferences and limitations of any class or series, will be furnished to any shareowner without charge upon request to Wells Fargo Shareowner Services, as transfer agent.

34.	In whose name will certificates be registered when issued?

Accounts under the Plan are maintained in the names in which the account was initially opened or the names in which certificates of participants were registered at the time they entered the Plan. Consequently, certificates for whole shares of Common Stock will be similarly registered when issued.

35.	How do I replace a lost, stolen or destroyed stock certificate?

If your stock certificate is lost, stolen or destroyed, you should notify the Plan Administrator immediately so that a stop transfer can be placed on the certificate. You should provide as much specific information about the certificate in question as possible in order to assist the Plan Administrator in identifying which certificate to place a stop against (e.g., certificate number, number of shares of Common Stock, date issued, etc.). The Plan Administrator will send you the forms necessary for issuing a replacement certificate. Please note that there is a premium of approximately 2% of the market value of the shares of Common Stock for which stop transfers are in place (minimum of $20) charged to purchase the replacement indemnity bond.

36.	Can I transfer, gift, or pledge my Plan shares of Common Stock to someone else?

You can transfer your Plan shares of Common Stock to a Plan account of another person, subject to compliance with any applicable laws. If the person to whom the shares of Common Stock are gifted or transferred is not a Plan participant, the Plan Administrator will automatically open an account for the person and enroll him or her in the Plan. If the recipient is a minor, you may set yourself up as the custodian of the account. To transfer shares of Common Stock to someone not already participating in the Plan, simply execute an irrevocable Stock Power Form and return it to the Plan Administrator. Your signature on the Stock Power Form must be Medallion guaranteed by an eligible financial institution or broker. You can obtain an irrevocable Stock Power Form by calling the Plan Administrator at 1-800-817-3955. If you request to transfer all shares of Common Stock in your

Plan account between a dividend record date and payable date, your transfer request will be processed but your Plan account will not be terminated. You may receive additional dividend reinvestment shares of Common Stock which will require you to submit a written request to transfer the additional shares of Common Stock.

You cannot pledge or grant a security interest in your Plan shares of Common Stock or transfer your Plan shares of Common Stock outside of the Plan unless certificates representing the shares of Common Stock have been issued by the Plan Administrator, or you request your Plan shares of Common Stock be issued in the participant’s name.

Withdrawal

37.	How may I withdraw from the Plan?

You must notify the Plan Administrator in writing in order to withdraw from the Plan. When participants withdraw from the Plan, or upon termination of the Plan by the Company, certificates for whole shares of Common Stock credited to their accounts under the Plan may be issued and cash payment will be made for any fractions of shares of Common Stock. Upon withdrawal from the Plan, participants may request that all shares of Common Stock, both whole and fractional, credited to their account in the Plan be sold by the Plan Administrator for their account. Such participants will receive the proceeds of the sale, less any brokerage fees and commissions. When a withdrawing participant requests that the Plan Administrator sell his or her shares of Common Stock in the Plan, the transfer agent, Wells Fargo Shareowner Services, will handle such sale. All such sales are made in the open market and, as such, the sale price will be determined by prevalent market conditions. Brokerage fees and commissions are determined based upon the number of shares of Common Stock sold.

Beneficial owners participating indirectly in the Plan through banks, brokers or other nominees must contact such intermediary regarding withdrawal from the Plan.

38.	When may I withdraw from the Plan?

You may withdraw all shares of Common Stock credited to your Plan account at any time by notifying the Plan Administrator in writing, by completing the information in the form on the back of your account statement, by phone (See Question 26) or by going online (See Question 27).

If the request to withdraw is received by the Plan Administrator before the record date for any dividend payment on which the dividends would otherwise be reinvested for a participant, the dividend reinvestment feature will be terminated on the day of receipt of the request by the Plan Administrator. The record date for the payment of dividends ordinarily is typically two to three weeks prior to the dividend payment date. If your request to terminate from the Plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as practicable, and a separate dividend check will be mailed to you. Future dividends will be paid in cash.

Optional cash payments may be stopped if written instructions to do so are received by the Plan Administrator at least two business days prior to the applicable Cash Payment Purchase Date.

Other Information

39.	What happens when I sell or transfer all of the shares of Common Stock registered in my name?

If you dispose of all certificated shares of Common Stock registered in your name, the Plan Administrator will continue to reinvest the dividends on the shares of Common Stock credited to your account under the Plan until otherwise notified. Your participation in the Plan may be terminated if you do not have at least one full share registered in your name or in your Plan account.

If you request to sell or transfer all shares of Common Stock in your Plan account between a dividend record date and payable date, your request will be processed; however, your Plan account will not be terminated. You may receive additional dividend reinvestment shares of Common Stock which will require you to submit a written request to transfer the additional shares of Common Stock.

If submitting a request to sell all or part of your shares of Common Stock, and you are requesting net proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.

All registered owners must sign as their name(s) appears on their account.

40.	What happens if NJR issues a stock dividend, declares a stock split, or has a rights offering?

Any stock dividends or stock splits distributed by NJR on shares of Common Stock held by the Plan Administrator for the participant will be credited to the participant’s account. If a participant sends notice of termination or a request to sell to the Plan Administrator between the record date and the payable date for a stock distribution, the request will not be processed until the stock distribution is credited to the participant’s account. In the event of a rights offering, the Plan Administrator will sell the rights on the open market and proportionally credit each participant’s account with the net proceeds of the sale, which then will be invested in additional shares of Common Stock.

41.	How will my shares of Common Stock be voted at meetings of shareowners?

The Plan Administrator will vote all shares of Common Stock held in the participant’s account in the same way in which the participant votes shares of Common Stock standing of record in the participant’s name by regular proxy returned by participants to NJR, or, if the Plan Administrator sends to the participant a separate proxy covering the shares of Common Stock credited to the participant’s dividend reinvestment account, then such shares of Common Stock will be voted as designated in such separate proxy. In the event the participant does not direct the voting of shares of Common Stock by either such regular or separate proxy, the shares of Common Stock credited to the participant’s Plan account will not be voted.

42.	What are the responsibilities of the Company and the Plan Administrator under the Plan?

In administering the Plan, neither NJR nor the Plan Administrator is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares of Common Stock are purchased or sold, or (iii) as to the value of the shares of Common Stock acquired for participants. Selling participants should be aware that the share price of Common Stock may fall or rise during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares of Common Stock through the Plan. The price risk will be borne solely by you.

The Plan Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of Common Stock. The Plan Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from the participant.

The Plan Administrator is acting solely as agent for the Company and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, will be read into this Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations will be read into this Plan against the Plan Administrator or the Company.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys will not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event will the Plan Administrator or NJR be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator or NJR has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator will: (i) not be required to make and will make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator will not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances;

sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator will use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

PARTICIPANTS SHOULD RECOGNIZE THAT NEITHER THE COMPANY NOR THE PLAN ADMINISTRATOR CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE COMMON STOCK PURCHASED UNDER THE PLAN.

43.	What provision is made for foreign shareowners subject to income tax withholding?

In the case of those foreign shareowners who elect to have their Common Stock dividends reinvested or Common Stock purchased with optional cash payments and whose Common Stock dividends are subject to United States income tax withholding, an amount equal to the income tax payable with respect to such dividends will be withheld and the balance reinvested for the purchase of Common Stock. Foreign shareowners should seek advice from an independent tax advisor regarding the tax consequences to them of participating in the Plan and of acquiring, owning, and disposing of shares of Common Stock.

44.	May the Plan be changed or discontinued?

The Company reserves the right to suspend, modify or terminate the Plan at any time without prior notice. The Company will send a notice to all participants at their last known address as soon as practicable following any such suspension, modification or termination.

45.	Who interprets and regulates the Plan?

The officers of the Company may take such actions to carry out the Plan as are not contrary to the terms and conditions of the Plan. In addition, the Company reserves the right to interpret and regulate the Plan as it deems desirable or necessary in connection with the operation of the Plan. Furthermore, if it appears to the Company that any participant is using or contemplating the use of the Plan in a manner or with an effect that, in the sole judgment and discretion of the Company, is not in the best interests of the Company or its other shareowners, then the Company may decline to issue all or any portion of the shares of Common Stock for which any payment by or on behalf of such participant is tendered. Such payment (or the portion thereof not to be invested in shares of Common Stock) will be returned by the Company as promptly as practicable, without interest.

46.	What fees are charged in connection with the Plan?

Enrollment for new investors	No Charge*
Purchase of shares of Common Stock
Reinvestment of dividends	No Charge*
Optional cash investments via check, one-time online bank debit or automatic investment	No Charge*
Sale of shares of Common Stock
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Processing fee (includes any brokerage commission the Administrator is required to pay)	$0.12 per share sold
Direct deposit of net sale proceeds	$5.00 per transaction
Gift or transfer of shares of Common Stock	No Charge
Safekeeping of stock certificates	No Charge
Certificate issuance	No Charge
Returned checks or failed automatic withdrawal	$35.00 per check or transaction
Prior year duplicate statement	$15.00 per year

*	Please note that if purchases are made in the open market, the amount of processing fees, which includes any brokerage commission, that are paid by NJR on your behalf will be reported to you as taxable income. See “Federal Income Tax Consequences.”

Participants may instruct the Plan Administrator to sell shares of Common Stock under the Plan through a Batch Order, Market Order, Day Limit Order, Good-’Til-Date/Canceled Limit Order or Stop Order. Below is a description of these different options:

Batch Order (online, telephone, mail) – The Plan Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares of Common Stock are then periodically submitted in bulk to a broker for sale on the open market. Shares of Common Stock will be sold no later than five business days after the sale request is submitted (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares of Common Stock being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone) – The participant’s request to sell shares of Common Stock in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares of Common Stock to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone) – The participant’s request to sell shares of Common Stock in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares of Common Stock being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-’Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) – A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares of Common Stock being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone) – The Plan Administrator will promptly submit a participant’s request to sell shares of Common Stock in a Stop Order to a broker. A sale will be executed when the Common Stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

The Administrator will deduct the applicable fees from the proceeds from a sale.

FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain federal income tax consequences to U.S. participants in the Plan. Participants should consult their tax advisors to determine the tax consequences of participating in the Plan in light of their particular status (including the potential application of federal, state, local and non-U.S. tax laws and U.S. withholding taxes). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, published Internal Revenue Service (“IRS”) rulings, published administrative positions of the IRS, and court decisions as of the date hereof, any of which could be changed, possibly on a retroactive basis, at any time (including, without limitation, U.S. rates of taxation). Prospective participants in the Plan should note that no rulings have been or will be sought from the IRS, nor will any opinions of counsel be obtained, with respect to any of the U.S. federal income tax matters discussed in this summary. There is no assurance that the IRS will not successfully challenge the conclusions reached herein.

Under IRS rulings, dividends which are reinvested by a participant under the Plan in original issue Common Stock purchased from the Company will be treated, for federal income tax purposes, as having been received by the participant in the form of a taxable stock distribution rather than as a cash dividend. A participant whose dividends are reinvested under the Plan in this manner will therefore be treated as having received a distribution equal to the fair market value, on the date such purchases are made, of the shares of Common Stock acquired through such reinvestment.

A participant whose dividends are reinvested under the Plan in Common Stock purchased on the open market will be treated as having received a distribution equal to the amount of cash paid as the dividend, plus the amount of brokerage fees or commissions paid by the Company on the participant’s behalf.

A participant for whom shares of original issue Common Stock are purchased from the Company with optional cash payments will not be treated as having received a distribution with respect to the shares of Common Stock so purchased. However, any brokerage fees or commissions paid by the Company to obtain the shares of Common Stock will be treated as a distribution for federal income tax purposes.

For federal income tax purposes, distributions (including the amount of brokerage fees or commissions, if any, paid by the Company on the participant’s behalf) will be treated as dividends to the extent paid out of the Company’s “earnings and profits.” Dividends paid to an individual that constitute “qualified dividend income,” as defined in Section 1(h)(11)(B) of the Code, generally, under current law, will be taxed at the applicable capital gain rate. To the extent that a distribution exceeds the Company’s “earnings and profits” of Common Stock, it is deemed to be a return of capital. A return of capital reduces a participant’s basis in its shares of Common Stock, but not below zero. To the extent a return of capital exceeds a participant’s basis, it is treated as a capital gain. The IRS Form 1099 sent to each participant annually will indicate the total amount of dividends paid to the participant.

A corporate recipient of dividends reinvested under the Plan may be entitled to a dividends-received deduction allowed by Section 243 of the Code. However, if such corporate recipient is subject to the alternative minimum tax, a portion of the dividends-received deduction will be treated as an adjustment that increases alternative minimum taxable income.

Subject to the discussion below regarding the “average basis method,” the tax basis for our Common Stock acquired by reinvesting cash distributions through the Plan generally will equal the fair market value of our Common Stock on the date of distribution (plus the amount of any brokerage fees paid by the shareowner). Accordingly, if we offer a discount on the purchase price of our Common Stock purchased with reinvested cash distributions, the tax basis in our Common Stock would include the amount of any discount.

Subject to the discussion below regarding the “average basis method,” the tax basis in our Common Stock acquired through the optional cash payments or purchased on the open market with dividends paid in cash generally will equal the cost paid by the participant in acquiring our Common Stock, including any brokerage fees paid by the shareowner. If we offer a discount on the purchase price of our Common Stock purchased by making an optional cash payment, then the tax basis in those shares of Common Stock also would include any amounts taxed as a dividend.

Absent an election to the contrary by you, the Plan Administrator intends to use the “FIFO” method (as defined in applicable Treasury Regulations) for shares of Common Stock acquired by or for you under the Plan. The FIFO method of computing tax basis will apply to shares of Common Stock acquired by or for you under the Plan, except to the extent you provide notice to the Plan Administrator that you elect to use the average basis method of computing the tax basis of your shares of Common Stock under the Plan or another permitted method. The Plan complies with recent Treasury Regulations that generally allow taxpayers to elect to use the average basis method with respect to shares of Common Stock of stock acquired in connection with a dividend reinvestment plan if the plan requires the reinvestment of at least 10% of every dividend. As a result, you may make an election to use the average basis method of determining such tax basis at any time, and such method will apply to all dispositions of shares of Common Stock under the Plan following such election. You should consult your tax advisor regarding the average basis method and the elections that are appropriate for you.

This plan requires a minimum reinvestment of 10% of the dividends (if any) paid on any share of Common Stock (Certificates, Direct Registration, or Plan) held in your account. The Plan qualifies as a Dividend Reinvestment Plan under the meaning of Treasury Regulation Section 1.1012-1(e)(6)(i), which enables participants to use the “average basis method” when determining the tax basis of any shares of Common Stock sold.

This Plan assumes that each participant will use the first-in, first-out “FIFO” method when determining the tax basis of any shares of Common Stock sold. Participants may designate their preference for a different method of determining the tax basis of shares of Common Stock by identifying this preference to the Plan Administrator. Participants may designate their preference for “specific identification” cost basis at any time or may designate their preference for the “average basis method.”

A participant will not realize any taxable income when it receives certificates for whole shares of Common Stock credited to its account, either upon request for such certificates or upon withdrawal from or termination of the Plan.

A participant that receives, upon withdrawal from or termination of the Plan, a cash adjustment for a fraction of a share of Common Stock credited to its account will realize a gain or loss with respect to such fraction. Gain or loss will also be realized by the participant when whole shares of Common Stock are sold pursuant to the participant’s request when it withdraws from the Plan or when whole shares of Common Stock are sold or exchanged by the participant after the shares of Common Stock have been withdrawn from the Plan. The amount of such gain or loss will be the difference between the amount which the participant receives for its shares of Common Stock or fraction of a share of Common Stock and its tax basis therefore, as adjusted to reflect the portion, if any, of dividends received thereon constituting a return of capital (nontaxable distributions) for federal income tax purposes. Generally, such gain or loss from stock held as a capital asset will be capital gain or loss. IRS Form 1099 will be sent to each participant for any shares of Common Stock sold through the Plan.

A participant’s holding period for shares of Common Stock acquired through the Plan will begin on the day following the purchase of such shares of Common Stock.

Under backup withholding rules, dividends which are reinvested pursuant to the Plan and the proceeds from the sale or other disposition of your shares of Common Stock may be subject to backup withholding, currently at the rate of 28%, unless the participant (a) is a corporation or other form of exempt entity and, when required, demonstrates this fact, or (b) provides the Plan Administrator (or other applicable paying agent) with its taxpayer identification number and certifies to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against your federal income tax liability, provided the required information is timely provided to the IRS.

Foreign shareowners should seek advice from an independent tax advisor regarding the tax consequences to them of participating in the Plan and of acquiring, owning, and disposing of shares of Common Stock.

USE OF PROCEEDS

To the extent that newly issued shares of Common Stock are purchased under the Plan, the Company has no basis for estimating either the number of shares of Common Stock that will ultimately be sold, or the aggregate amount that the Company will receive for such shares of Common Stock. The Company intends to apply the net proceeds from any such sales to the working capital to be used by the Company’s management for general corporate purposes. If shares of Common Stock are purchased by the Plan Administrator on the open market, the Company will not receive any proceeds.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases shares of our Common Stock in the open market, we will sell directly to the Plan participants the shares of our Common Stock acquired under the Plan. There are no brokerage commissions in connection with the purchases of such newly issued shares or treasury shares of our Common Stock under the Plan. All costs of administering the Plan and any brokerage fees, commissions or other service charges incurred as a result of open market purchases of shares of Common Stock will be paid by the Company; however, participants will be required to pay brokerage fees or commissions and any transfer tax for sales of shares of Common Stock by the Plan Administrator under the Plan pursuant to a participant’s instructions. We have agreed to indemnify the Plan Administrator and certain of its affiliates for certain liabilities in connection with services to be performed in connection with the Plan.

In connection with the administration of the Plan, we may be requested to approve investments greater than the $100,000 per calendar year maximum amount, which restriction may be waived at our sole discretion, by or on behalf of participants or other investors who may be engaged in the securities business.

Persons who acquire shares of Common Stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a participant in the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of Common Stock so purchased. We may, however, accept investments made pursuant to Requests for Waiver by those persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions to benefit from any waiver discounts applicable to investments made pursuant to Requests for Waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our Common Stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our Common Stock to be received under the Plan.

We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

Our Common Stock may not be available under the Plan in all states or jurisdictions. We are not making an offer to sell our Common Stock in any jurisdiction where the offer or sale is not permitted.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus has been passed upon for the Company by Troutman Sanders LLP, Richmond, Virginia, counsel to the Company.

EXPERTS

The consolidated financial statements and the related financial statement schedules, incorporated in this prospectus by reference from New Jersey Resources Corporation’s Annual Report on Form 10-K, for the year ended September 30, 2012, and the effectiveness of New Jersey Resources Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

No dealer, salesman or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of the Company or its subsidiaries since the date hereof.

2,000,000 Shares of Common Stock

NEW JERSEY RESOURCES CORPORATION

DIRECT STOCK PURCHASE AND

DIVIDEND REINVESTMENT PLAN PROSPECTUS

January 25, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the shares of Common Stock being registered are set forth in the following table. All amounts except the SEC registration fee are estimated.

SEC registration fee	$9,660
Printing fees and expenses	10,000
Legal fees and expenses	20,000
Accounting fees and expenses	7,000
Miscellaneous	10,000

Total	$56,660

Item 15.	Indemnification of Directors and Officers.

The New Jersey Business Corporation Act (“NJBCA”) provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

The indemnification and advancement of expenses will not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, bylaw, agreement, vote of stockholders, or otherwise; provided that no indemnification will be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its stockholders, (b) were not in good faith or involved in a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

Article X of the Company’s Restated Certificate of Incorporation provides:

“To the fullest extent from time to time permitted by law, directors or officers shall not be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders. Unless otherwise permitted by law, the provisions of this paragraph will not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its stockholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. No amendment or repeal of this provision shall adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment or repeal.”

Article IX of the Company’s By-Laws provides:

“Section 1. Each person who is a party or is threatened to be made a party, either as plaintiff, defendant, respondent, or otherwise, to any action, suit, or proceeding, whether civil, criminal, administrative, regulatory or investigative (a “Proceeding”), based upon, arising from, relating to, or by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation or non-profit corporation, cooperative, partnership, joint venture, trust, or other incorporated or unincorporated enterprise, or any employee benefit plan or trust (each, a “Company Affiliate”), shall be indemnified and held harmless by the Company to the fullest extent authorized by the NJBCA, as the same exists on the date of the adoption of this Bylaw [March 12, 1997] or as may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the NJBCA permitted the Company to provide prior to such amendment), against any and all expenses, liability, and loss (including, without limitation, investigation expenses and expert witnesses’ and attorneys’ retainer, fees and expenses, judgments, penalties, fines, and amounts paid or to be paid in settlement) actually incurred by such person in connection therewith; provided, however, that, except for Proceedings seeking to enforce rights under this Bylaw, the Company shall indemnify any such person seeking to enforce such rights in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by a majority vote of the Board of Directors. The right to indemnification conferred in this Article IX shall be a contract right and shall include the right to be paid by the Company for expenses to be incurred in defending or prosecuting any such Proceeding in advance of its final disposition.

Section 2. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article IX shall not be exclusive of any other right which any person may be entitled under any statute, provision of the Restated Certificate of Incorporation, or Bylaw, an agreement, a resolution of shareholders or directors, or otherwise both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 3. The Company may purchase and maintain insurance or furnish similar protection on behalf of any person who is a director, officer, employee, or agent of the Company or who, while a director, officer, employee, or agent of the Company, is serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of a Company Affiliate, against any liability asserted against and incurred by such director, officer, employee, or agent in such capacity or arising out of such director’s, officer’s, employee’s, or agent’s status as such, whether or not the Company would have the power to indemnify such director, officer, employee, or agent against such liability under the NJBCA.

Section 4. The Board of Directors, or, if so authorized by the Board of Directors and as it relates to the employees or agents of the Company, one or more officers of the Company, may indemnify and advance expenses to directors, officers, employees or agents of the Company on such terms and conditions as the Board of Directors or any such officer or officers, as applicable, deem appropriate under the circumstances.

Section 5. Anything in this Article IX to the contrary notwithstanding, no elimination of this Bylaw and no amendment of this Bylaw adversely affecting the right of any person to indemnification or advancement of expenses hereunder shall be effective until the sixtieth day following notice to such indemnified person of such action, and no elimination of or amendment to this Bylaw shall deprive any such person of such person’s rights hereunder arising out of alleged or actual occurrences, acts, or failures to act which had their origin prior to such sixtieth day.

Section 6. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.”

The Company maintains, at its expense, insurance policies which insure its directors and officers (up to certain amounts per year and subject to certain exclusions and deductions) against certain liabilities which may be incurred in those capacities.

The Company has entered into indemnification agreements with certain of its directors and officers providing that the Company will indemnify them in every case that they may be indemnified pursuant to Section 14A:3-5 of the NJBCA. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 16.	Exhibits.

The following exhibits are filed with this Registration Statement:

Exhibit No.	Description

5.1	Opinion of Troutman Sanders LLP*

23.1	Consent of Deloitte & Touche, LLP*

23.2	Consent of Troutman Sanders LLP* (included in Exhibit 5.1 hereto)

24.1	Powers of Attorney* (included on signature page)

* filed herewith

Item 17.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Wall, State of New Jersey, on this 25th day of January, 2013.

NEW JERSEY RESOURCES CORPORATION (Registrant)

By:	/s/ Glenn C. Lockwood
Glenn C. Lockwood Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose signatures appear below, hereby constitutes and appoints Laurence M. Downes, Mariellen Dugan and Glenn C. Lockwood, and each or any one of them individually, his and her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of such persons any and all amendments (including post-effective amendments) to this registration statement and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Laurence M. Downes Laurence M. Downes	Chairman, President and Chief Executive Officer, Director (Principal Executive Officer)	January 25, 2013

/s/ Glenn C. Lockwood Glenn C. Lockwood	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 25, 2013

/s/ Lawrence R. Codey Lawrence R. Codey	Director	January 25, 2013

/s/ Donald L. Correll Donald L. Correll	Director	January 25, 2013

/s/ Robert B. Evans Robert B. Evans	Director	January 25, 2013

/s/ M. William Howard, Jr. M. William Howard, Jr.	Director	January 25, 2013

/s/ Jane M. Kenny Jane M. Kenny	Director	January 25, 2013

/s/ Alfred C. Koeppe Alfred C. Koeppe	Director	January 25, 2013

/s/ J. Terry Strange J. Terry Strange	Director	January 25, 2013

/s/ Sharon C. Taylor Sharon C. Taylor	Director	January 25, 2013

/s/ David A. Trice David A. Trice	Director	January 25, 2013

/s/ George R. Zoffinger George R. Zoffinger	Director	January 25, 2013

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1	Opinion of Troutman Sanders LLP*

23.1	Consent of Deloitte & Touche, LLP*

23.2	Consent of Troutman Sanders LLP* (included in Exhibit 5.1 hereto)

24.1	Powers of Attorney* (included on signature page)

* filed herewith